Exhibit 5.1
[Baker & McKenzie LLP London Letterhead]
The Directors
Ensco plc
6 Chesterfield Gardens
London, W1J 5BQ
England
31 May 2011
Dear Sirs,
Registration Statement on Form S-8 of Ensco plc (the “Company”) dated 31 May 2011
(the “Registration Statement”)
1. INTRODUCTION
     In our capacity as English legal advisers to the Company, we have been asked to give an opinion on certain matters relating to the Company.
     We are giving this opinion in connection with the Registration Statement to be filed under the United States Securities Act of 1933, as amended (the “Securities Act”), with the United States Securities and Exchange Commission (“SEC”), in connection with the registration of up to 1,925,725 American Depositary Shares (the “ADSs”) (representing up to 1,925,725 Class A ordinary shares with a nominal value of $0.10 each in the share capital of the Company (the “Shares”)), to be issued pursuant to each of the Pride International, Inc. 2007 Long-Term Incentive Plan, the Pride International, Inc. 1998 Long-Term Incentive Plan, the Pride International, Inc. 2004 Directors’ Stock Incentive Plan and the Pride International, Inc. 1993 Directors’ Stock Option Plan (collectively, the “Pride Stock Plans”). In connection with the consummation of the merger on 31 May 2011 (the “Merger”) of ENSCO Ventures LLC, an indirect, wholly-owned subsidiary of the Company (“Merger Sub”), with and into and Pride International, Inc. (“Pride”), with Pride surviving the Merger as an indirect, wholly-owned subsidiary of the Company, pursuant to that certain Agreement and Plan of Merger dated as of 6 February 2011 (as amended, the “Merger Agreement”), by and among the Company, Pride, ENSCO International Incorporated, an indirect, wholly-owned subsidiary of Ensco, and Merger Sub, each option (a “Pride Option”) to purchase shares of Pride’s common stock granted under the Pride Stock Plans that was outstanding and unexercised immediately prior to the Merger was converted into a right to purchase ADSs (at the equity compensation exchange ratio as determined pursuant to the Merger Agreement) and the Company assumed all rights and obligations under the Pride Stock Plans as amended prior to the Merger.
     We have been asked by the Company to give this opinion and have taken instructions in this regard solely from the Company.
2. SCOPE
     This letter is limited to English law as applied by the English courts as at the date of this letter and shall be governed by and construed in accordance with English law. We have made no investigation of the laws of any jurisdiction other than those of England and we do not express or imply any opinion as to the laws of any jurisdiction other than those of England. We do not express any opinion on European Community law as it affects any jurisdiction other than England. We express no opinion as to matters of fact.
     The opinions in this letter are limited to the matters stated herein and do not extend to, and are not to be read as extending by implication to, any other matter.
3. DOCUMENTS

3.1 For the purpose of giving this opinion we have examined the following documents:
(a) copies of each of the Pride Stock Plans, as amended;
(b) a copy of the articles of association of the Company (the “Articles”), attached to the Certificate (as referred to in paragraph 3.1(d);
(c) a copy of the resolutions of the board of directors (the “Board”) of the Company dated 24 May 2011 approving the assumption of the Pride Stock Plans (the “Resolutions”) attached to the Certificate;
(d) a certificate addressed to us from Cary A. Moomjian, Jr., the company secretary of the Company, dated 31 May 2011 and the documents annexed thereto (the “Certificate”); and
(e) the results of our searches on 27 May 2011 of the public records of the Company on file and available for inspection by the public at the Companies Registry (the “Searches”).
3.2 We have also made an enquiry by telephone of the Central Index of Winding-Up and Administration Petitions in respect of the Company on 27 May 2011 at 11.11 a.m. We have also made enquiries by telephone of the following district registries of the English Court: Birmingham, Bristol, Cardiff, Liverpool, Leeds, Manchester, Newcastle and Preston in respect of the Company on 27 May 2011 (together, the “Enquiries”).
3.3 Except as noted above, we have not made any enquiries or searches concerning the Company or examined any contracts or other documents entered into by or affecting the Company.
4. ASSUMPTIONS
     For the purpose of this opinion we have assumed (without making any investigation) that:
4.1 all documents submitted to us as originals are authentic and complete;
4.2 all documents submitted to us in electronic form or via facsimile transmission or as photocopies or other copies of originals conform to the originals and all such originals are authentic and complete;
4.3 any signatures and seals on the documents reviewed by us are genuine;
4.4 all statements contained in the Certificate are and remain accurate and not misleading;
4.5 any allotment or issue of Shares (which are or are to be represented by ADSs to be delivered or held under each of the Pride Stock Plans) was or will be duly made in accordance with the Articles;
4.6 the Resolutions were duly passed at properly convened meetings of the Board, have not been amended or rescinded and are in full force and effect and are not so amended or rescinded after the date hereof;
4.7 the results of the Searches as produced to us are a true and complete copy of the file of records maintained at the Companies Registry concerning the Company for public inspection, such file was complete, accurate and up-to-date at the time of the Searches and there has been no alteration in the status or condition of the Company since the date of the Searches;
4.8 the information disclosed in response to our Enquiries was accurate at the time of such Enquiries and such response did not fail to disclose any matters which are relevant for the purposes of this opinion and since the time of the Enquiries and at the time of any allotment of Shares there has been or will have been no alteration in the status or condition of the Company as represented in such response;

4.9 no receiver, trustee, administrator, administrative receiver, liquidator or similar office-holder has been or will at the time of any allotment of Shares have been appointed in any jurisdiction in relation to the Company or any of its assets or revenues other than as disclosed by the Searches and the Enquiries;
4.10 the consideration for the allotment and issue of Shares is not and will not be less than the par value of the Shares;
4.11 each of the Pride Stock Plans has been validly adopted and is in force pursuant to the terms of the applicable Pride Stock Plan;
4.12 each of the Pride Stock Plans has been and will be operated in accordance with its rules;
4.13 insofar as any obligation under each of the Pride Stock Plans is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance is not and will not be illegal or ineffective by virtue of the law of that jurisdiction;
4.14 the directors at the time of any such allotment were or will be duly authorised by the Articles to allot the Shares;
4.15 a meeting of the board of directors of the Company or a duly authorised and constituted committee of the board of directors of the Company has been or will be duly convened and held, prior to the allotment and issue of any Shares, at which it was or will be resolved to allot and issue such Shares;
4.16 the Shares were or will have been, on allotment and issue, fully paid up in accordance with the Companies Act 2006; and
4.17 the name of the relevant allottee and the number of Shares allotted are or will be duly entered in the register of members of the Company.
5. OPINIONS
5.1 Based upon and subject to the assumptions and qualifications set out in this opinion and having regard to such legal considerations as we have deemed relevant and subject to any matters not disclosed to us, we are of the opinion that:
     (a) those Shares currently in issue (which are represented by ADSs which are available for delivery pursuant to each of the Pride Stock Plans) are validly issued, fully paid and non-assessable; and
     (b) when new Shares are allotted and issued (which are represented by ADSs which are available for delivery pursuant to each of the Pride Stock Plans) in conformity with the Articles, and so as not to violate any applicable law and upon full payment therefor, such new Shares will be validly issued, fully paid and non-assessable.
5.2 The term non-assessable has no recognised meaning in English law but for the purposes herein the term means that no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason solely of their being such holders.
6. QUALIFICATIONS
     The opinions expressed in this letter are subject to the following qualifications.
6.1 It should be noted that:
     (a) a search at the Companies Registry is not capable of revealing whether or not a winding-up petition or an application for the making of an administration order has been presented or whether or not any documents have been filed with the court for the appointment of an administrator or any notice of intention to appoint an administrator has been given;
     (b) notice of a winding-up order or resolution, notice of an administration order and notice of the appointment of a receiver or administrator may not be filed at the Companies Registry immediately and there may be a delay in the relevant notice appearing on the file of the company concerned; and
     (c) enquiries were made with the eight district registries of the English Court but it is only possible to arrange a search of Birmingham’s registry in relation to the judgments, orders, petitions, decrees or notices presented or filed during the five working days preceding the date of any enquiries in respect of the Company.
6.2 Insofar as any obligation under the Pride Stock Plans is to be performed in any jurisdiction other than England and Wales, an English court may have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.
6.3 We express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Company under or in respect of the Pride Stock Plans.
6.4 The obligations of the Company and the remedies available to the Company or participants under or in respect of each of the Pride Stock Plans will be subject to any law from time to time in force relating to liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights.
7. DISCLOSURE AND RELIANCE
7.1 This opinion is given only by Baker & McKenzie LLP, an English limited liability partnership, and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member or associated firm thereof. In this opinion the expressions “we”, “us”, “our” and like expressions should be construed accordingly.
7.2 This opinion is given for the sole benefit of the addressee in connection with the transaction referred to in the second paragraph of this letter. This opinion is not to be disclosed to any other person nor is it to be relied upon by any other person or for any other purpose or quoted or referred to in any public document without our prior written consent.
7.3 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed by the Company and to the use of this firm’s name in such Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC issued thereunder.
Yours faithfully
/s/ BAKER & McKENZIE LLP
BAKER & McKENZIE LLP

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